Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Reports Increases of 30% in Revenue

and 45% in Adjusted EBITDA for Full-Year 2007, and

Posts Bookings of $163 Million for Q4

NEWPORT BEACH, Calif. – February 4, 2008 – The TriZetto Group, Inc. (NASDAQ: TZIX) today reported diluted earnings per share (EPS) for the full-year 2007 of $0.52, on revenue of $451.8 million, versus $0.33 per share a year ago. Net cash provided by operating activities in 2007 grew 55% to $62.1 million, or $1.05 per share, on a diluted share count of 59.4 million.

“TriZetto’s strong 2007 results were driven by the highly competitive and rapidly evolving market payers face,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “The new contracts realized during the year demonstrated a strengthening of TriZetto’s position as the go-to source for software and services. Further, the company’s unique assets that drive TriZetto’s differentiation grew stronger as well. These include the industry’s deepest payer systems expertise, the largest integrated set of payer solutions, and a customer community of more than 350 payers and 120 million lives.”

“I have tremendous admiration for our team and the outstanding work accomplished in 2007 to more closely align with and serve our customers’ needs,” added Kathleen Earley, TriZetto’s president and chief operating officer. “We made substantial organization changes at the beginning of last year to increase innovation and improve customer value in a more integrated way.”

Financial Summary (in millions, except per share amounts)

	Year Ended Dec. 31, 2007	Year Ended Dec. 31, 2006	Change
Revenue	$451.8	$347.9	30%
Bookings	$431.4	$381.6	13%
Total Backlog	$982.6	$858.2	14%
Income Before Taxes	$46.2	$17.6	163%
Effective Tax Rate	39.2%	14.2%	2,500bps
Net Income	$28.1	$15.1	86%
Basic EPS	$0.63	$0.36	75%
Diluted EPS	$0.52	$0.33	58%
Adjusted EBITDA*	$96.7	$66.7	45%
Cash Resources	$208.5	$108.0	93%
Net Cash Provided by Operating Activities	$62.1	$40.2	55%
Capital Expenditures	$26.1	$22.1	18%

*	Definition and reconciliation to GAAP are included in the attached financial schedules

Revenue

Full-year 2007 revenue totaled $451.8 million, increasing 30% from $347.9 million in 2006. An $87.5 million increase in services revenue included increases of $42.8 million in consulting and other services, $35.3 million in software maintenance and $9.4 million in outsourced services. Software products revenue increased $16.3 million from the prior year.

Recurring revenue represented 51.9% of total revenue in 2007, compared to 50.4% in 2006, driven by a 40% increase in software maintenance revenue and an 11% increase in outsourced business services.

Fourth quarter revenue was $116.5 million, versus $88.5 million in the fourth quarter a year ago.

New Business Bookings

Full-year 2007 new contract bookings were $431.4 million, and included $186.8 million for software product contracts; $143.2 million for consulting, implementation, software customization and other services; and $101.4 million for outsourced services contracts (software hosting, business process outsourcing and other services). Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next based upon a number of factors including product mix.

Fourth-quarter 2007 new contract bookings were $163.2 million, and included $65.8 million for software product contracts; $57.9 million for consulting, implementation, software customization and other services; and $39.5 million for outsourced services contracts.

Backlog

The company’s total revenue backlog was approximately $983 million at December 31, 2007, compared to $858 million at December 31, 2006 and $941 million at September 30, 2007. Twelve-month revenue backlog was approximately $238 million at December 31, 2007, compared to $213 million at December 31, 2006 and $226 million at September 30, 2007. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

Full-year 2007 net income was $28.1 million, or $0.52 per diluted share, compared to $15.1 million, or $0.33 per diluted share, for 2006. Basic EPS for 2007 was $0.63, up 75% from $0.36 in 2006. Adjusted EBITDA for the full-year 2007 was $96.7 million, up 45% from $66.7 million in 2006.

Fourth quarter 2007 net income was $9.0 million, or $0.16 per diluted share, compared to $7.5 million, or $0.16 per diluted share, for the year-ago fourth quarter. The company’s effective tax rate in the year ago quarter was approximately 18%, compared to 40% in the fourth quarter of 2007.

Basic EPS for the fourth quarter 2007 was $0.20, up 11% from $0.18 in the 2006 fourth quarter. Adjusted EBITDA for the fourth quarter of 2007 was $28.1 million, up 58% from $17.8 million in the fourth quarter of 2006.

Gross Margin, R&D and SG&A

Gross margin, excluding amortization of acquired technology and intangibles, for 2007 was 52.3%, compared to 48.4% for 2006. The improvement was driven primarily by higher-margin mix of revenue, operating efficiencies and improved pricing.

Research and development expenses in 2007 were $62.1 million, representing 13.7% of full-year revenue, compared to $42.8 million, or 12.3% of revenue, for 2006. The increase reflected primarily the addition of Plan Data Management and QCSI products, higher utilization of outside development services, increased staffing, merit increases and higher incentive compensation.

Selling, general and administrative expense for 2007 was $113.5 million, or 25.1% of revenue, compared to $103.8 million, or 29.8% of revenue, in 2006. The increase was primarily due to higher costs related to acquisitions and incentive compensation, partially offset by the absence of patent litigation and settlement costs incurred in 2006.

TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures, such as Adjusted EBITDA, recurring and non-recurring revenue and other measures, believing that these provide additional information for investors to evaluate the company’s financial performance. Definitions of non-GAAP measures and reconciliation to GAAP measures are included in the attached financial schedules.

Cash Resources and Cash Flow

Cash, restricted cash and short-term investments totaled $208.5 million at December 31, 2007, versus $108.0 million at December 31, 2006. Net cash provided by operating activities for 2007 was $62.1 million, or $1.40 per basic share and $1.05 per diluted share, versus $40.2 million, or $0.95 per basic share and $0.88 per diluted share, in 2006. Capital expenditures for the full-year 2007 were $26.1 million, versus $22.1 million in 2006. Days sales outstanding for the fourth quarter of 2007 was 71 days, versus 69 days in the year-ago quarter.

Guidance for 2008

For the full year 2008, TriZetto expects between $480 and $500 million of revenue, representing a 10 to 14% growth rate from continuing operations and reflecting the company’s planned exit from non-strategic on-site administrative BPO and ClaimsLink services, which generated approximately $15 million of revenue in 2007. TriZetto expects diluted EPS to be $0.67 to $0.74 on a diluted share count of approximately 62 million shares. Basic EPS is expected to be $0.88 to $0.98 on basic share count of approximately 43 million.

Adjusted EBITDA for 2008 is expected to be between $115 and $122 million, an increase of 19% to 26% over 2007 Adjusted EBITDA. Capital expenditures in 2008 are expected to be between $28 and $30 million. The diluted share count for 2008, which is determined as if both of the company’s convertible debt issuances are fully converted to equity, is expected to be approximately 62 million. If the issuances, which may be settled in cash or stock, were treated as debt, the diluted share count for 2008 would be approximately 46 million.

For the first quarter of 2008, the company expects revenue of between $113 and $120 million, diluted EPS of between $0.08 and $0.14 on a diluted share count of approximately 60 million, basic EPS of $0.09 to $0.18 on basic share count of 42 million, and Adjusted EBITDA of between $19 and $25 million.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the year’s results. Investors may access the webcast through TriZetto’s web site, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call. Investors may also dial in by telephone. The live call number is 210-234-0001 with a conference ID of TZIX. The replay is available at 203-369-3312.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

With its technology touching nearly half of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation to consumer-retail healthcare. The company provides premier information technology solutions that enhance its customers’ revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash, anticipated dilution or accretion of acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of February 4, 2008. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors	Media:
	Brad Samson	Melissa Bruno
	949-719-2220	(781) 684-6652
	brad.samson@trizetto.com	MBruno@schwartz-pr.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,
	2007	2006
Revenue
Services and other	$85,842	$69,957
Products	30,705	18,515

Total revenue	116,547	88,472
Operating costs and expenses
Cost of revenue - services and other	45,403	41,064
Cost of revenue - products (excludes amortization of acquired technology)	6,086	3,231
Research and development	15,255	10,982
Selling, general and administrative	31,044	22,961
Restructuring, impairment and other	132	—
Amortization of acquired technology	1,421	1,030
Amortization of acquired other intangible assets	1,383	213

Total operating costs and expenses	100,724	79,481
Income from operations	15,823	8,991
Interest income	2,702	1,051
Interest expense	(3,534)	(850)

Income before provision for income taxes	14,991	9,192
Provision for income taxes	(6,041)	(1,646)

Net income	$8,950	$7,546

Net income for diluted EPS calculation	$9,747	$7,546

Net income per share:
Basic	$0.20	$0.18

Diluted (1)	$0.16	$0.16

Weighted average shares outstanding:
Basic	44,341	42,744

Diluted (1)	62,166	46,273

Other financial data (2):
Adjusted EBITDA	$28,082	$17,779
12-month backlog	$238,400	$213,300
Total backlog	$982,600	$858,200

(1)	For the three months ended December 31, 2007, the equity treatment of our long-term convertible debt on an as-if-converted basis yielded lower diluted earnings per share results; therefore, a total of 15.8 million shares and the after-tax effect of interest expense were included in the diluted earnings per shares calculation.

(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA.

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2007	2006
Revenue
Services and other	$360,450	$272,943
Products	91,341	74,994

Total revenue	451,791	347,937
Operating costs and expenses
Cost of revenue - services and other	193,796	165,229
Cost of revenue - products (excludes amortization of acquired technology)	21,520	14,175
Research and development	62,120	42,789
Selling, general and administrative	113,465	103,809
Restructuring, impairment and other	132	—
Amortization of acquired technology	5,675	4,120
Amortization of acquired other intangible assets	5,427	867

Total operating costs and expenses	402,135	330,989
Income from operations	49,656	16,948
Interest income	9,446	3,823
Interest expense	(13,291)	(3,342)
Change in fair value of derivative liabilities	403	—
Other income	—	180

Income before provision for income taxes	46,214	17,609
Provision for income taxes	(18,112)	(2,494)

Net income	$28,102	$15,115

Net income for diluted EPS calculation	$30,889	$15,115

Net income per share:
Basic	$0.63	$0.36

Diluted (1)	$0.52	$0.33

Weighted average shares outstanding:
Basic	44,392	42,389

Diluted (1)	59,366	45,691

Other financial data (2):
Adjusted EBITDA	$96,711	$66,710
12-month backlog	$238,400	$213,300
Total backlog	$982,600	$858,200

(1)	For the twelve months ended December 31, 2007, the equity treatment of our long-term convertible debt on an as-if-converted basis yielded lower diluted earnings per share results; therefore, a total of 12.7 million shares and the after-tax effect of interest expense were included in the diluted earnings per shares calculation.

(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA.

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$208,507	$107,057
Restricted cash	—	921
Accounts receivable, net	93,818	64,386
Prepaid expenses and other current assets	10,860	11,415
Deferred tax assets	20,392	14,100

Total current assets	333,577	197,879
Property and equipment, net	32,889	26,777
Capitalized software development costs, net	25,903	27,913
Deferred tax assets, non-current	1,985	—
Goodwill	194,027	90,337
Other intangible assets, net	74,545	27,347
Other assets	16,284	12,347

Total assets	$679,210	$382,600

Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	53	$115
Current portion of term loan	10,714	—
Current portion of capital lease obligations	1,108	1,461
Accounts payable	16,142	18,091
Accrued liabilities	62,702	61,595
Deferred revenue	43,056	30,508

Total current liabilities	133,775	111,770
Long-term convertible debt	330,000	100,000
Long-term revolving line of credit and term loan	60,250	12,000
Other long-term liabilities	6,075	2,340
Capital lease obligations	1,172	2,030
Deferred tax liabilities	—	14,100
Deferred revenue, non-current	7,265	6,453

Total liabilities	538,537	248,693

Common stock	44	43
Additional paid-in capital	355,296	376,633
Accumulated deficit	(214,667)	(242,769)

Total stockholders’ equity	140,673	133,907

Total liabilities and stockholders’ equity	$679,210	$382,600

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as the revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year service revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance with periods up to seven years), term software license fees, and consulting contracts. Consulting revenue is included in the backlog when the revenue from such consulting contract is expected to be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

Recurring and Non-recurring Revenue

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measures, “Recurring” and “Non-recurring” revenue. Recurring revenue includes the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our software products. Also included in recurring revenue are sales from the licensing of our software for which customers do not receive a perpetual right to use the software. Non-recurring revenue includes consulting fees and other revenue. Also included in non-recurring revenue are sales from the licensing of our software for which customers pay a one-time fee to receive a perpetual right to use the software. We use Recurring Revenue and Non-recurring Revenue to provide valuable supplemental information to our investors regarding our operating performance. Recurring Revenue and Non-recurring Revenue are not recognized terms under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Recurring Revenue and Non-recurring Revenue identically, our definitions of Recurring Revenue and Non-recurring Revenue may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and using Recurring Revenue and Non-recurring Revenue supplementally.

Adjusted EBITDA

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA,” as originally defined in our press release dated October 25, 2005. We define Adjusted EBITDA as net income, excluding the impact of interest expense, income taxes, depreciation and amortization, charges for legal settlements, charges for facility closures and asset impairment, stock-based compensation expense, charges for expected future loss on contracts and changes in the fair value of derivative liabilities. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for legal settlements, facility closures, asset impairment, future loss on contracts and changes in the fair value of derivative liabilities can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes, and we have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

We also excluded from Adjusted EBITDA a gain from the sale of our credentialing and verification business of $23,000 in 2007 and $75,000 for the same period in 2006. We excluded this gain from Adjusted EBITDA as it related to a business we had decided to exit and therefore is not indicative of our ongoing operations. This was offset by a $132,000 software impairment charge and $196,000 loss on asset disposal in 2007. In addition, we recorded a $187,000 loss for facility closure in 2006. The charges reflected our remaining payment obligations under lease agreements for closed facilities. Because the facilities were non-performing, we excluded the charges from Adjusted EBITDA as they were not indicative of our ongoing operations.

In the third quarter of 2006, we entered into a settlement agreement with McKesson Information Solutions LLC (“McKesson”) to settle a lawsuit. As part of the settlement agreement, TriZetto agreed to pay McKesson a one-time royalty fee of $15 million for a license in a patent that covers past and future use of TriZetto products and services by all existing TriZetto customers. We excluded this one-time charge from Adjusted EBITDA as it was not indicative of our ongoing operations.

Additionally, in 2007, we recorded a change in the fair value of derivative liabilities related to our convertible debt offering, resulting in a net gain to net income of approximately $403,000. It was determined that upon execution of the combined agreements, we did not have sufficient authorized and unissued shares available to settle all of our commitments that may require the issuance of stock during the maximum period the commitments could remain outstanding. As a result, warrants to purchase approximately 3.0 million shares of TriZetto’s common stock did not meet the definition of an equity instrument and were recorded as a derivative financial instrument liability. Such warrants were recorded at fair value upon purchase and were subsequently marked to fair value through earnings in the second quarter of 2007. Subsequently, the Company amended the warrant agreements which eliminated the requirement to classify the warrants as a derivative liability and the fair value of the liability at July 26, 2007 was reclassified to stockholders’ equity. Due to the decrease in the underlying fair value of the derivative instruments from July 1, 2007 to July 26, 2007, the Company recorded a gain in the third quarter of 2007.

In the first quarter of 2006, we recognized a gain of $180,000 from the sale of a domain name, which was eliminated from Adjusted EBITDA. We excluded this gain from Adjusted EBITDA as it related to a one-time sale of an asset and therefore is not indicative of our ongoing operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. Consistent with our definition noted above to exclude stock-based compensation expense, Adjusted EBITDA excludes the impact of the equity expense of SFAS 123R and other stock-based compensation expenses.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facility closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

Reconciliation of Non-GAAP Financial Measures

The following schedule provides revenue information as it would be reported if we were to use the terms Recurring and Non-recurring revenue for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue
Recurring revenue	$60,271	$45,363	$234,601	$175,505
Non-recurring revenue	56,276	43,109	217,190	172,432

Total revenue	$116,547	$88,472	$451,791	$347,937

The following schedule provides a reconciliation of GAAP Net income to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income	$8,950	$7,546	$28,102	$15,115
Interest expense (income), net	832	(201)	3,845	(481)
Provision for income taxes	6,041	1,646	18,112	2,494
Operating depreciation and amortization	6,158	5,572	24,335	22,237
Amortization of acquired technology	1,421	1,030	5,675	4,120
Amortization of acquired other intangible assets	1,383	213	5,427	867
Stock-based compensation	2,969	1,961	11,313	7,426
Restructuring, impairment and other charges	328	12	305	112
Legal settlement	—	—	—	15,000
Change in fair value of derivative liabilities	—	—	(403)	—
Other income	—	—	—	(180)

Adjusted EBITDA	$28,082	$17,779	$96,711	$66,710

The following schedule provides the calculation of Net Cash provided by Operating Activities per Basic and Diluted Shares Outstanding for the periods indicated (in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net cash provided by operating activities	$35,458	$14,062	$62,050	$40,154
Weighted average shares outstanding:
Basic	44,341	42,744	44,392	42,389

Diluted	62,166	46,273	59,366	45,691

Net cash provided by operating activities per share:
Basic	$0.80	$0.33	$1.40	$0.95

Diluted	$0.57	$0.30	$1.05	$0.88

The following schedules provide a reconciliation of non-GAAP financial guidance for the periods indicated (in thousands):

	2008 Guidance
	Low Range	High Range
Adjusted EBITDA	$115,000	$122,000
Operating expenses
Operating depreciation and amortization	(23,500)	(23,500)
Amortization of acquired technology	(5,600)	(5,600)
Amortization of acquired other intangible assets	(5,400)	(5,400)
Stock-based compensation	(13,500)	(13,500)
Interest and other, net	(3,300)	(3,300)
Income taxes	(25,480)	(25,280)

Net income	$38,220	$42,420

	Q1 2008 Guidance
	Low Range	High Range
Adjusted EBITDA	$19,000	$25,000
Operating expenses
Operating depreciation and amortization	(6,000)	(6,000)
Amortization of acquired technology	(1,400)	(1,400)
Amortization of acquired other intangible assets	(1,350)	(1,350)
Stock-based compensation	(3,100)	(3,100)
Interest and other, net	(700)	(700)
Income taxes	(2,580)	(4,980)

Net income	$3,870	$7,470